Exhibit 99.1
Ambac Announces Second Quarter 2017 Results
Net Income of $7.1 million or $0.16 per Diluted Share and Adjusted Earnings1 of $70.4 million or $1.54 per Diluted Share for the Quarter Ended June 30, 2017
Book Value per Share increased $1.08 to $37.00 and Adjusted Book Value1 per Share increased $1.26 to $28.35 at June 30, 2017 from March 31, 2017
Asset Liability Management Contributed Materially to Results
NEW YORK, NY, August 9, 2017 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC” and together with Ambac, the "Company"), provide financial guarantees, today reported net income of $7.1 million, or $0.16 per diluted share for the second quarter of 2017, compared to a net loss of $(125.4) million, or $(2.77) per diluted share, for the first quarter of 2017. Adjusted Earnings in the second quarter of 2017 were $70.4 million, or $1.54 per diluted share, compared to an Adjusted Loss of $(91.2) million, or $(2.01) per diluted share in the first quarter of 2017. The successful commutation of an insured interest rate swap and other loss mitigation efforts at Ambac Assurance UK Limited ("Ambac UK") contributed materially to second quarter results. Relative to the first quarter, net income and Adjusted Earnings also benefited from lower public finance incurred losses and lower foreign taxes.
Claude LeBlanc, President and Chief Executive Officer, stated, “Our second quarter results, along with our recently announced holistic restructuring transaction to conclude the rehabilitation of AAC's Segregated Account, which has the full support of the Office of the Commissioner of Insurance for the State of Wisconsin, reflect our ongoing commitment to deliver on our stated strategic objectives and our ultimate goal of delivering material value to our shareholders. Our activities during the second quarter and our recent announcement, reflect the result of our disciplined and proactive approach towards managing the risks in our insured portfolio and improving the quality of our balance sheet."
Mr. LeBlanc continued, "Looking toward the second half of the year, our focus will be on finalizing the transactions to conclude the rehabilitation of the Segregated Account; reducing and managing the adversely classified credits in our insured portfolio, including Puerto Rico; actively prosecuting our RMBS representation and warranty litigations; and progressing our strategic planning process."

_________________________
1 See Non-GAAP Financial Data section of this press release for further information

Ambac's Second Quarter 2017 Summary Results
			Better (Worse)
($ in millions, except per share data)	2Q2017	1Q2017	Amount	Percent
Net premiums earned	$43.2	$47.6	$(4.4)	(9)%
Net investment income	85.2	81.6	3.6	4%
Other than temporary impairment losses	(1.8)	(3.9)	2.1	54%
Net realized investment gains (losses)	4.2	(4.9)	9.1	186%
Net change in fair value of credit derivatives	6.6	1.1	5.5	500%
Net gains (losses) on interest rate derivatives	34.1	(1.5)	35.6	2,373%
Income (loss) on Variable Interest Entities ("VIEs")	(1.2)	3.7	(4.9)	(132)%
Losses and loss expenses (benefit)	66.1	135.0	68.9	51%
Operating expenses	31.1	28.0	(3.1)	(11)%
Interest expense	28.2	31.6	3.4	11%
Insurance intangible amortization	33.5	37.5	4.0	11%
Provision for income taxes	6.9	19.6	12.7	65%
Net income (loss) attributable to Common Stockholders	7.1	(125.4)	132.5	106%
Net income (loss) per diluted share	$0.16	$(2.77)	$2.93	106%
Adjusted earnings (loss) [1]	70.4	(91.2)	161.6	177%
Adjusted earnings (loss) per diluted share [1]	$1.54	$(2.01)	$3.55	177%
Total Ambac Financial Group, Inc. stockholders' equity	1,674.1	1,624.8	49.3	3%
Total Ambac Financial Group, Inc. stockholders' equity per share	$37.00	$35.92	$1.08	3%
Adjusted book value [1]	1,282.7	1,225.2	57.5	5%
Adjusted book value per share [1]	$28.35	$27.09	$1.26	5%
Weighted-average diluted shares outstanding (in millions)	45.8	45.3	(0.5)	(1)%

[1]	Non-GAAP Financial Data

Update on Asset and Liability Management Activities
Highlighted below are certain transactions executed during the second quarter 2017 that (i) are consistent with Ambac's key strategic objectives and (ii) were accretive to this quarter's results and/or to AAC's regulatory capital position, which contributed to the Office of the Commissioner of Insurance for the State of Wisconsin's (the "OCI") support for the holistic restructuring transaction to conclude the rehabilitation of AAC's Segregated Account (the "Segregated Account").

•
AAC successfully commuted an insured interest rate swap at a material discount and terminated the related adversely classified structured finance insured transaction (effective the third quarter of 2017), resulting in a net gain of $43.4 million and a reduction of Adversely Classified Credits of $185 million

•
Ambac UK successfully negotiated a transaction resulting in a reduction of expected losses associated with an insured structured finance exposure, recognizing a losses and loss expenses incurred benefit of $33.1 million (including the impact of foreign exchange)

•
Ambac purchased $33.4 million par of AAC surplus notes and AAC purchased the remaining $4.0 million interest stub related to previously called surplus notes, recognizing a combined $2.2 million gain on extinguishment of debt

•	AAC acquired a total of $216.0 million of insured COFINA and PRIFA bonds; AAC now owns approximately 30% and 12% of its insured COFINA and PRIFA bonds, respectively

•	Adversely Classified Credits were reduced by $0.6 billion, or 3.6% to $15.2 billion and the Insured Portfolio was reduced by $3.5 billion, or 4.7%, to $71.2 billion

Net Premiums Earned
During the second quarter of 2017, net premiums earned were $43.2 million, compared to $47.6 million in the first quarter of 2017, including accelerations of $13.2 million and $16.3 million, respectively. Normal premiums earned decreased $1.3 million or 4% primarily due to the continued runoff of the insured portfolio, including previously pre-refunded policies. Accelerated premiums earned were negatively impacted by both a reduction and change in mix of public finance insured transactions called during the second quarter of 2017 compared to the first quarter of 2017.
The following table provides a summary of net premiums earned for the three month periods ended June 30, 2017 and March 31, 2017, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	June 30, 2017	March 31, 2017
Public Finance	$17.6	$18.7
Structured Finance	5.2	5.7
International Finance	7.2	6.9
Total normal premiums earned	30.0	31.3
Accelerated earnings	13.2	16.3
Total net premiums earned	$43.2	$47.6
Net Investment Income
Net investment income for the second quarter of 2017 and the first quarter of 2017 was $85.2 million and $81.6 million, respectively. Net investment income for the second quarter of 2017 increased as a result of improved performance from AAC's investment in insured RMBS securities and a higher allocation to insured non-RMBS bonds, partially offset by lower investment income from corporate and other invested assets. Mark-to-market gains on invested assets classified as trading were $3.0 million in the second quarter of 2017 compared to $7.2 million in the first quarter of 2017.
Losses and Loss Expenses (Benefit) and Loss Reserves
Losses and loss expenses for the second quarter of 2017 were $66.1 million, as compared to $135.0 million for the first quarter of 2017.
The following table provides losses and loss expenses incurred by bond type for the three month periods ended June 30, 2017 and March 31, 2017:

	Three Months Ended	Three Months Ended
($ in millions)	June 30, 2017	March 31, 2017
RMBS	$(15.9)	$(8.7)
Domestic Public Finance	52.3	169.2
Student Loan	20.3	2.3
Ambac UK	(34.5)	(73.8)
All other credits	0.1	2.2
Interest on Deferred Amounts	$43.8	$43.8
Total	$66.1	$135.0
RMBS losses and loss expenses incurred of $(15.9) million in the second quarter of 2017 were driven mostly by improved credit performance and lower interest rates. First quarter of 2017 RMBS losses and loss expenses incurred were $(8.7) million, driven mostly by a $15.2 million benefit associated with non-R&W related remediation recoveries.
Domestic public finance losses and loss expenses incurred in the second quarter of 2017 were $52.3 million and were impacted by adverse developments in military housing and several other insured exposures, including Puerto Rico which was driven primarily by a decrease in discount rates. In the first quarter of 2017, domestic public finance losses and loss expenses were $169.2 million mainly driven by adverse development associated with the evolving situation in Puerto Rico.

Student loan losses and loss expenses incurred were $20.3 million in the second quarter of 2017 compared to $2.3 million in the first quarter of 2017. Second quarter incurred losses were driven by an increase in long-term default expectations based on an analysis of historical default and recovery levels, partially offset by the favorable impact of lower interest rates.
Ambac UK losses and loss expenses incurred were $(34.5) million in the second quarter of 2017 primarily as a result of the successful negotiation of an additional loss mitigation transaction related to an insured structured finance exposure as well as the favorable impact of foreign exchange rates. First quarter of 2017 Ambac UK losses and loss expenses incurred were $(73.8) million resulting from the impact of the confidential settlement of litigation brought in the name of Ballantyne against J.P. Morgan Investment Management Inc. (“JPMIM”). On April 11, 2017, Ambac UK agreed to a confidential settlement of this litigation, which related to the management of Ballantyne’s investment accounts which were funded with the proceeds of notes issued in 2006 in connection with a structured reinsurance transaction and guaranteed in part by Ambac UK.
During the second quarter of 2017, net claim and loss expenses recovered, net of reinsurance, were $2.7 million which included $50.4 million of losses and loss expenses paid offset by $53.1 million of subrogation received. During the first quarter of 2017, net claim and loss expenses paid, net of reinsurance, were $10.4 million which included $75.6 million of losses and loss expenses paid partially offset by $65.2 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance) were $3.923 billion at June 30, 2017, and $3.830 billion at March 31, 2017, which were net of $1.884 billion and $1.893 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties. As of June 30, 2017, approximately $3.749 billion of Deferred Amounts, including accrued interest payable of $749.4 million, remained unpaid.
The following table provides gross loss and loss expense reserves by bond type at June 30, 2017 and March 31, 2017:

($ in millions)	June 30, 2017	March 31, 2017
RMBS	$2,476	$2,434
Domestic Public Finance	740	693
Student Loans	307	282
Ambac UK	296	320
All other credits	16	16
Loss expenses	88	85
Total	$3,923	$3,830
Net Gains (Losses) on Interest Rate Derivatives
Net gains on interest rate derivatives for the second quarter of 2017 were $34.1 million, which included $43.4 million of gains associated with the commutation of an insured interest rate swap, partially offset by a loss of $(9.4) million associated with the macro-hedge. The successful commutation of the insured swap was accompanied by the termination of an adversely classified insured structured finance transaction in the third quarter of 2017. Macro hedge losses in the second quarter were driven by lower interest rates, which were more than offset by the favorable impact of lower interest rates on RMBS and student loan losses and loss expenses incurred as well as the market value of the investment portfolio.
Net losses on interest rate derivatives for the first quarter of 2017 were $(1.5) million, including a loss of $(0.2) million associated with the macro-hedge and $(1.3) million of losses associated with legacy customer swaps.
Net Realized Gains on Extinguishment of Debt
Ambac recognized a $2.2 million gain on extinguishment of debt in the second quarter of 2017 as a result of the acquisition of $33.4 million par of AAC surplus notes and the remaining $4.0 million interest stub associated with previously called surplus notes.
Expenses
Operating expenses for the second quarter of 2017 increased by $3.1 million to $31.1 million from $28.0 million in the first quarter of 2017 primarily due to a $5.8 million increase in legal and consulting fees related to the holistic restructuring transaction, partially offset by the elimination of legal contingency expenses and lower compensation expenses. Second quarter operating expenses included $9.2 million and $2.3 million of expenses associated with the holistic restructuring transaction and the OCI, respectively, compared to $3.4 million and $2.3 million in the first quarter of 2017. Subsequent to the planned conclusion of the Segregated Account rehabilitation, all restructuring and the majority of OCI related operating expenses associated with the Segregated Account will be eliminated.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $6.9 million for the second quarter of 2017, compared to $19.6 million for the first quarter of 2017. The second quarter provision included $6.6 million of Ambac UK taxes as compared to $19.3 million in the first quarter of 2017. Ambac UK taxes during both quarters were impacted by positive loss development; the second quarter of 2017 was due to loss mitigation activity and the first quarter of 2017 was due to the Ballantyne litigation settlement.
At June 30, 2017 the Ambac consolidated group had $3.9 billion of NOLs, including $1.4 billion at Ambac and $2.5 billion at AAC.
AAC generated taxable income of $18.6 million through June 30, 2017, and accrued $2.6 million of tolling payments that will be paid in May 2018 should AAC not generate a taxable loss for the balance of 2017. In 2016, AAC utilized $204.9 million of NOLs resulting in the payment of $28.7 million of tolling payments in May 2017.
Balance Sheet
Total assets increased by approximately $0.2 billion from March 31, 2017 to $23.0 billion at June 30, 2017, primarily due to an increase in VIE assets resulting from lower credit spreads.
Total liabilities increased by approximately $0.2 billion from March 31, 2017 to $21.1 billion as of June 30, 2017, primarily as a result of higher VIE liabilities, resulting from lower credit spreads, and loss and loss expense reserves, partially offset by lower derivative liabilities, resulting from the insured derivative commutation.
Cash and investments at Ambac were $379.0 million as of June 30, 2017, including AAC general account and segregated account surplus notes of $201.1 million, which are eliminated in consolidation.
Investment Portfolio
The fair value of the consolidated investment portfolio increased approximately $4.5 million from March 31, 2017 to $6.3 billion at June 30, 2017, due primarily to positive investment performance partially offset by a settlement payment made to commute an insured interest rate swap and the purchase of AAC surplus notes, which eliminate in consolidation. The fair value of the AAC and subsidiaries portfolio was $6.2 billion as of June 30, 2017, up $15.8 million from March 31, 2017.
During the second quarter of 2017, AAC acquired $241.9 million of distressed AAC insured securities, including $25.9 million of insured RMBS and $216.0 million of insured Puerto Rico securities. As of June 30, 2017, Ambac, directly and through AAC, owned approximately $1.5 billion of Deferred Amounts (including interest), which represented approximately 41% of the total amount outstanding.
Total Ambac Financial Group, Inc. Stockholders' Equity / Book Value
Stockholders’ equity at June 30, 2017 was approximately $1.7 billion, or $37.00 per share as compared to approximately $1.6 billion or $35.92 per share as of March 31, 2017. The 3% sequential increase was primarily due to other comprehensive income of $41.6 million.
Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 5% during the quarter ended June 30, 2017 to $71.2 billion from $74.7 billion at March 31, 2017. The reduction in the insured portfolio primarily related to call and refunding activity in the public finance sector of $3.0 billion followed by amortization and pre-payments in the structured finance portfolio of $0.5 billion, partially offset by an increase in the international portfolio. The increase in the international portfolio primarily resulted from the strengthening of the British Pound relative to the USD.
Adversely Classified Credits declined by a net $0.6 billion, or 3.6% to $15.2 billion in the second quarter of 2017. Reductions in Adversely Classified Credits were driven primarily by runoff of RMBS and upgrades of certain public finance and international exposures. Upgrades in the international exposures were entirely related to remediation activity at AAC.
International finance insured net par increased relative to public finance and structured finance insured net par outstanding as of June 30, 2017 when compared to March 31, 2017 as a result of public finance call and refunding activity and the impact of foreign exchange rates on international finance insured net par. Details are highlighted in the below table.

Net Par Outstanding	June 30, 2017	March 31, 2017
By Sector:
Public finance	53%	55%
Structured Finance	22%	22%
International	25%	23%
By Holder:
General account	63%	65%
Ambac UK	22%	20%
Segregated account	15%	15%
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that Ambac believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Adjusted Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
Adjusted Earnings (Loss)
Adjusted Earnings were $70.4 million, or $1.54 per diluted share, for the second quarter 2017 as compared to an Adjusted Loss of $(91.2) million or $(2.01) per diluted share, for the first quarter of 2017. Adjusted Earnings for the second quarter 2017 relative to the first quarter of 2017 were positively impacted by gains from the insured interest rate swap commutation, lower losses and loss expenses incurred and foreign taxes.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three month periods ended June 30, 2017 and March 31, 2017, respectively:

	Three Months Ended
	June 30, 2017		March 31, 2017
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$7.1	$0.16	$(125.4)	$(2.77)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(4.6)	(0.10)	1.7	0.04
Insurance intangible amortization	33.5	0.73	37.5	0.83
Foreign exchange (gains) losses	(8.5)	(0.19)	(7.1)	(0.16)
Fair value (gain) loss on interest rate derivatives from Ambac CVA	42.9	0.94	2.0	0.05
Adjusted Earnings (loss)	$70.4	$1.54	$(91.2)	$(2.01)
Weighted-average diluted shares outstanding (in millions)		45.8		45.3
Adjusted Book Value
Adjusted Book Value was $1.283 billion, or $28.35 per share, at June 30, 2017, as compared to $1.225 billion, or $27.09 per share, at March 31, 2017. The Adjusted Book Value increase of 5% or $57.5 million from March 31, 2017 to June 30, 2017 was largely driven by Adjusted Earnings and foreign exchange gains.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	June 30, 2017		March 31, 2017
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,674.1	$37.00	$1,624.8	$35.92
Adjustments:
Non-credit impairment fair value losses on credit derivatives	8.6	0.19	13.2	0.29
Insurance intangible asset	(912.2)	(20.16)	(931.2)	(20.58)
Ambac CVA on interest rate derivative liabilities	—	—	(42.9)	(0.95)
Net unearned premiums and fees in excess of expected losses	665.0	14.70	701.4	15.51
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(152.8)	(3.38)	(140.2)	(3.10)
Adjusted Book Value	$1,282.7	$28.35	$1,225.2	$27.09
Shares outstanding (in millions)		45.3		45.2
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

•
Fair value (gain) loss on interest rate derivatives from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on interest rate derivative liabilities: Elimination of the gain relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change.
Earnings Call and Webcast
On August 10, 2017 at 8:30am (ET), Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss second quarter 2017 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing 833-227-5847 (Domestic) or 647-689-4074 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through August 17, 2017, and can be accessed by dialing (800) 585-8367 (Domestic) or (416) 621-4642 (International); and referencing ID# 55278932.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.

About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: active runoff of AAC and its subsidiaries through transaction terminations, policy commutations, settlements and restructurings that we believe will improve our risk profile, and maximizing the risk-adjusted return on invested assets; loss recovery through litigation and exercise of contractual and legal rights; improved cost effectiveness and efficiency of the operating platform; rationalization of AAC's capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account; and selective business transactions offering attractive risk adjusted returns that, among other things, may permit utilization of Ambac’s tax net operating loss carry-forwards. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac's common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (7) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for holders of Ambac’s securities or holders of securities issued or insured by Ambac Assurance or the Segregated Account; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) our inability to realize the expected recoveries included in our financial statements; (10) changes in Ambac’s estimated representation and warranty recoveries or loss reserves over time; (11) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (12) concentration and essentiality risk in connection with Military Housing insured debt; (13) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (14) risks associated with adverse selection as our insured portfolio runs off; (15) adverse effects on operating results or our financial position resulting from measures taken to reduce risks in our insured portfolio; (16) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (17) our inability to complete our announced Rehabilitation Exit Transactions on the terms contemplated or on a timely basis or at all; (18) the risk of loss from market and interest rate risk as Ambac Assurance raises additional liquidity to fund the cash component of the Segregated Account rehabilitation exit plan; (19) our inability to close the Tier 2 Note issuance; (20) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (21) our substantial indebtedness could adversely affect our financial condition, operating flexibility and ability to obtain financing in the future; (22) restrictive covenants in agreements and instruments may impair our ability to pursue or achieve our business strategies; (23) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (24) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (25) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (26) risks attendant to the change in composition of securities in our investment portfolio; (27) changes in tax law; (28) changes in prevailing interest rates; (29) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (30) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (31) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (32) risks relating to determinations of amounts of impairments taken on investments; (33) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (34) our inability to realize value from Ambac Assurance UK Limited or other subsidiaries of Ambac Assurance; (35) system security risks; (36) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (37) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (38) changes in accounting principles or practices that may impact Ambac’s reported financial results; (39) legislative and regulatory developments; (40) the economic impact of “Brexit” may have an adverse effect on Ambac’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (41) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (42) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (43) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	June 30, 2017	March 31, 2017
Revenues:
Net premiums earned	$43,152	$47,613
Net investment income:
Securities available-for-sale and short-term	80,943	73,150
Other investments	4,217	8,409
Total net investment income	85,160	81,559
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,763)	(21,154)
Portion of other-than-temporary impairment recognized in other comprehensive income	—	17,212
Net other-than-temporary impairment losses recognized in earnings	(1,763)	(3,942)
Net realized investment gains (losses)	4,180	(4,896)
Change in fair value of credit derivatives:
Realized gains and other settlements	1,134	199
Unrealized gains (losses)	5,490	853
Net change in fair value of credit derivatives	6,624	1,052
Net gains (losses) on interest rate derivatives	34,068	(1,514)
Net realized gains on extinguishment of debt	2,179	2,741
Other income (expense)	467	(86)
Income (loss) on variable interest entities	(1,219)	3,701
Total revenues	172,848	126,228
Expenses:
Losses and loss expense (benefit)	66,100	135,011
Insurance intangible amortization	33,471	37,525
Operating expenses	31,051	27,980
Interest expense	28,234	31,572
Total expenses	158,856	232,088
Pre-tax income (loss)	13,992	(105,860)
Provision for income taxes	6,882	19,581
Net income (loss)	$7,110	$(125,441)
Less: net (loss) gain attributable to noncontrolling interest	—	—
Net income (loss) attributable to common stockholders	$7,110	$(125,441)

Net income (loss) per basic share	$0.16	$(2.77)
Net income (loss) per diluted share	$0.16	$(2.77)

Weighted-average number of common shares outstanding:
Basic	45,369,213	45,292,253
Diluted	45,773,509	45,292,253

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Six Months Ended June 30,
($ in Thousands, except share data)	2017	2016
Revenues:
Net premiums earned	$90,765	$94,202
Net investment income:
Securities available-for-sale and short-term	154,093	122,350
Other investments	12,626	9,229
Total net investment income	166,719	131,579
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(22,917)	(66,950)
Portion of other-than-temporary impairment recognized in other comprehensive income	17,212	50,175
Net other-than-temporary impairment losses recognized in earnings	(5,705)	(16,775)
Net realized investment gains (losses)	(716)	15,999
Change in fair value of credit derivatives:
Realized gains and other settlements	1,333	485
Unrealized gains (losses)	6,343	16,336
Net change in fair value of credit derivatives	7,676	16,821
Net gains (losses) on interest rate derivatives	32,554	(119,755)
Net realized gains on extinguishment of debt	4,920	4,821
Other income (expense)	381	14,918
Income (loss) on variable interest entities	2,482	(18,176)
Total revenues	299,076	123,634
Expenses:
Losses and loss expense (benefit)	201,111	(157,777)
Insurance intangible amortization	70,996	89,903
Operating expenses	59,031	56,004
Interest expense	59,806	61,139
Total expenses	390,944	49,269
Pre-tax income (loss)	(91,868)	74,365
Provision for income taxes	26,463	6,595
Net income (loss)	$(118,331)	$67,770
Less: net (loss) gain attributable to noncontrolling interest	—	(292)
Net income (loss) attributable to common stockholders	$(118,331)	$68,062

Net income (loss) per basic share	$(2.61)	$1.51
Net income (loss) per diluted share	$(2.61)	$1.50

Weighted-average number of common shares outstanding:
Basic	45,330,946	45,194,731
Diluted	45,330,946	45,309,543

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	June 30, 2017	March 31, 2017
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $5,165,245 and $5,303,723)	$5,318,195	$5,443,999
Fixed income securities pledged as collateral, at fair value (amortized cost: $64,944 and $64,889)	64,928	64,908
Short-term investments, at fair value (amortized cost: $504,093 and $347,152)	504,006	347,055
Other investments (includes $419,614 and $447,487 at fair value)	452,032	478,688
Total investments	6,339,161	6,334,650
Cash and cash equivalents	54,238	118,772
Receivable for securities	3,218	2,815
Investment income due and accrued	24,258	27,288
Premium receivables	653,176	652,677
Reinsurance recoverable on paid and unpaid losses	46,466	34,273
Deferred ceded premium	59,471	63,336
Subrogation recoverable	658,875	679,974
Loans	10,125	4,237
Derivative assets	79,047	74,397
Insurance intangible asset	912,173	931,159
Other assets	70,025	77,294
Variable interest entity assets:
Fixed income securities, at fair value	2,722,316	2,663,719
Restricted cash	5,015	5,005
Loans, at fair value	11,301,298	11,015,305
Derivative assets	65,507	75,459
Other assets	1,074	3,200
Total assets	$23,005,443	$22,763,560
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$893,456	$924,686
Loss and loss expense reserves	4,582,153	4,510,329
Ceded premiums payable	39,664	40,201
Deferred taxes	1,866	1,746
Current taxes	26,082	25,936
Long-term debt	988,150	1,015,526
Accrued interest payable	397,974	396,924
Derivative liabilities	91,549	244,235
Other liabilities	72,582	67,881
Payable for securities purchased	6,126	15,983
Variable interest entity liabilities:
Accrued interest payable	860	3,006
Long-term debt, at fair value	11,902,682	11,564,054
Derivative liabilities	2,064,071	2,064,105
Other liabilities	15	32
Total liabilities	21,067,230	20,874,644
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,275,982 and 45,275,982	453	453
Additional paid-in capital	197,652	196,788
Accumulated other comprehensive income	38,828	(2,775)
Retained earnings	1,437,641	1,431,397
Treasury stock, shares at cost: 24,816 and 47,037	(471)	(1,057)
Total Ambac Financial Group, Inc. stockholders’ equity	1,674,103	1,624,806
Noncontrolling interest	264,110	264,110
Total stockholders’ equity	1,938,213	1,888,916
Total liabilities and stockholders’ equity	$23,005,443	$22,763,560